Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA

NEWS RELEASE	Contacts: Joel L. Thomas
(919) 379-4300

Alliance One International Announces New Chief Financial Officer

Morrisville, NC - November 21, 2013 - Alliance One International, Inc. (NYSE: AOI) announced today that Robert A. Sheets, Executive Vice President - Chief Financial Officer and Chief Administrative Officer, will be retiring from the Company after more than 15 years of service. Mr. Sheets is relinquishing his role as Chief Financial Officer effective December 31, 2013, but will remain as Executive Vice President - Chief Administrative Officer for a transition period. Joel L. Thomas, currently Vice President - Treasurer, is being promoted to the role of Executive Vice President - Chief Financial Officer, effective January 1, 2014. “I would like to thank Robert for his contributions and dedication to Alliance One”, said J. Pieter Sikkel, President and Chief Executive Officer. “Throughout his tenure with the Company, Robert has been a valuable partner in developing and executing our strategy and I am pleased that we will continue to benefit from his experience and expertise for a period of time to allow for a smooth transition.”

Mr. Thomas joined Alliance One in December 2005 as Vice President - Treasurer and has been instrumental in leading the Company’s Treasury function since the merger of Standard Commercial Corporation and Dimon, Inc., in May 2005. Prior to joining the Company, Mr. Thomas worked for Wachovia Securities for 10 years in their investment banking group. Mr. Thomas is a graduate of Nova Southeastern University with a MBA and the University of California at Berkeley with a B.A. in Political Science. Mr. Sikkel said, “Joel has been instrumental in proactively developing new solutions to make sure our Company adapts to rapidly changing environments and brings a very well rounded set of experiences to his new role.”

In addition to the promotion of Mr. Thomas, we are pleased to announce the promotion of Nichlas A. Fink to the role of Vice President - Corporate Controller and Chief Compliance Officer. Mr. Fink has served as the Company’s Chief Compliance Officer since April 2012, and previously served as the Company’s Director of Corporate Compliance since October 2010 and as Financial Reporting Manager since April 2008. Prior to joining the Company, Mr. Fink worked for Ernst & Young LLP and other accounting firms. In those roles, Mr. Fink’s responsibilities included consultation on a variety of accounting issues and compliance with U.S. generally accepted accounting principles and SEC regulations. Mr. Fink is a graduate of the State University of New York at Buffalo with a M.A. in Economics, M.S. in Accounting, and B.S. in Business Administration and is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Hampton R. Poole, currently Vice President - Corporate Controller, will become Director of Supply Chain reporting to Jose Maria Costa, Executive Vice President - Global Operations and Supply Chain. This is a new position created to continue the efficiency drive the Company launched in late 2011. With more than 29 years’ service with Alliance One and predecessor companies, Mr. Poole’s deep knowledge and

Allaince One International, Inc.

experience in our Company’s business processes from seed to sales will help drive the continued improvement in the global operations of Alliance One.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on customers. Additional factors that could cause AOI’s results to differ materially from those expressed or implied by forward-looking statements can be found in AOI’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).